Exhibit 99.1

NextPlat Reports Second Quarter 2025 Results

Company Reports $13.2M in Q2 Revenue, Achieves Significant Reduction in Operating Expenses and Continues Cost Reduction and Efficiency Improvements to Support Growth

COCONUT GROVE, FL – August 14, 2025 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through eCommerce and retail channels worldwide, today announced the financial results for the quarter-ended June 30, 2025, reflecting the performance of its e-Commerce and Healthcare Operations.

“Results for the second quarter reflect continued top-line trends in the business, highlighted by strong e-Commerce growth and challenges in our Healthcare Operations as we continue to implement activities across the business to improve our operations, benefits that we believe are just beginning to be demonstrated by a reduced cost structure,” said David Phipps, Interim CEO, President and CEO of Global Operations at NextPlat Corp. “Since the close of the second quarter, NextPlat continued to make progress against its plans to maximize the value of its business and adapt to the domestic and international challenges which have impacted us over the past few months. Our teams have been working hard to implement a broad array of initiatives within our Healthcare Operations which we believe have the potential to positively transform our business while enabling us to better attract and retain our customers. We are especially excited about the business expansion opportunities we see in the near-term and the new relationships we are working to form which will support our efforts to move into higher margin and higher growth segments of the Healthcare spectrum,” said Mr. Phipps.

Second Quarter 2025 Financial Highlights:

●	Consolidated revenue for the quarter ended June 30, 2025, was approximately $13.2 million compared to approximately $17.0 million for the quarter ended June 30, 2024. The decrease in consolidated revenue was primarily driven by a decline in Healthcare Operations due to the following:
■ A $2.3 million decrease in pharmacy prescription and other revenue, net of PBM fees, to approximately $8.2 million for the quarter ended June 30, 2025 when compared to approximately $10.5 million in the prior year quarter, resulted from the decrease in pharmacy prescriptions filled which was influenced in part by the continued changes in provider relationships and shifts in patient flow due to insurance network adjustments or provider decisions to align with different pharmacy partners.
■ A $2.0 million decrease in pharmacy 340B contract revenue to approximately $1.0 million for the quarter ended June 30, 2025 when compared to approximately $3.0 million in the prior year quarter, resulted from certain relationships transitioning to other pharmacy partners, some covered entities opened in-house pharmacies, and another covered entity no longer participates in the 340B program.

●	Overall gross profit margin for the quarter ended June 30, 2025, declined to approximately 21.8% from 34.5% when compared to the prior year quarter. Gross profit margin from our Healthcare segment decreased to approximately 19.9% in the second quarter of 2025 from 35.2% in the second quarter of 2024 and was primarily attributable to the decrease in pharmacy prescriptions filled and 340B revenue as well as the continued industry-wide impact of drug price increases outpacing reimbursement rate adjustments. Gross profit margin for e-Commerce Operations decreased to approximately 25.9% from 31.6% when compared to the prior year quarter primarily due to a service provider airtime contract that expired on December 31, 2024, which introduced new airtime costs beginning January 1, 2025, and temporary rate reductions for some customers continuing to be affected by ongoing network service interruptions

●	Operating expenses for the quarter ended June 30, 2025, decreased to approximately $4.7 million compared to approximately $16.8 million in the prior year quarter which included approximately $9.7 million in non-recurring expenses such as an impairment loss from the write-down of certain long-lived assets. As expected, overall operational costs decreased due to a decrease in stock-based compensation for grants fully vested a reduction in executive compensation, and ongoing headcount reductions. The Company has undertaken a series of proactive steps designed to improve its expense structure. As a result of ongoing operational process efficiency improvements, staff adjustments and other cost reduction efforts, the Company anticipates annual expense savings in excess of approximately $1.0 million, a portion of which management intends to reinvest into the business to support the launch of new and expanded service offerings and drive revenue growth.

●	Net loss attributable to NextPlat Corp common shareholders for the quarter ended June 30, 2025, decreased 66% to approximately $1.8 million, or ($0.07) per diluted share, compared to a net loss of approximately $5.3 million, or ($0.28) diluted earnings per share reported for the quarter ending June 30, 2024.

●	The Company ended the quarter with approximately $16.6 million in cash.

Organizational Highlights and Recent Business Developments:

●	During the second quarter, the Company continued its ongoing efforts to implement cost-reduction and business process improvements in its Healthcare Operations such as technology upgrades, and the recruitment of dedicated sales professionals focused on opportunities in the 340B and Long-Term Care segment. The positive impact of these efforts is expected to contribute to operational results throughout the remainder of 2025 and into 2026.

●	Following the passing of our former CEO and Chairman, Charles M. Fernandez, and as outlined in the Interim CEO Shareholder Update Letter dated June 30, 2025, the Company completed an extensive review of the business with a particular focus on its Healthcare Operations, which currently represents the largest component of revenue. As a result, the Company has identified three primary objectives: continued operational process efficiency and cost reduction efforts to drive maximum ROI; ensuring that the necessary talent is leading the business and that they are empowered to manage and drive growth; and, renewing a commitment to prudently invest in the business to help capitalize on opportunities, both organic and non-organic, while enhancing cashflow and long-term profitability. The Company expects to announce significant developments against each of these objectives over the course of the next 60 days.

●	In the second quarter, e-Commerce revenue for its connectivity products and services continues to grow, driven by record-levels of recurring airtime contracts and elevated hardware sales. The Company continues to see near-term growth opportunities in this business segment as it secures new connectivity contracts and expands its mission-critical communications capabilities for enterprise, government, and humanitarian organizations across Europe. Its global reach and increased focus on higher margin airtime services drove recurring airtime revenue and billable customers to record levels.

●	Growth in the Company’s sales of OPKO Healthcare (NASDAQ: OPK) (“OPKO”)-branded human health and wellness products on Alibaba Group Holding Limited’s (NYSE: BABA) (“Alibaba”) Tmall Global in China continues despite limited permissible inventory levels. The Company is working to secure increased inventory volumes to meet demand while it awaits regulatory approval to introduce OPKO pet health products as interest remains high. Approval of the sale of OPKO pet health products is still expected during the fourth quarter with sales to commence approximately 12 weeks after receipt. All current OPKO products are not subject to any tariffs as they are not produced in the United States.

●	As disclosed on April 11, 2025, the Company is strategically adjusting its e-Commerce development program in light of evolving trade conditions between the United States and China. While the planned launch of our Florida Sunshine-branded line of US-produced vitamins and related products in China is temporarily on hold, we are pleased to announce that Florida Sunshine products are now launching in the UK and EU. We remain committed to bringing these products to the Chinese market when conditions are more favorable.

Second Quarter 2025 Conference Call Notification

NextPlat’s Interim CEO, President and CEO of Global Operations, David Phipps, and Chief Financial Officer, Cecile Munnik, will host a conference call at 8:30 a.m. Eastern today to discuss the results for the second quarter ended June 30, 2025, and recent developments.

To access the call, please use the following information:

Date:	Thursday, August 14, 2025
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/okKXG80G0MA

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/okKXG80G0MA and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar. A replay of the conference call will be available after 12:00 p.m. Eastern time through August 21, 2025.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	34889#

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the Securities and Exchange Commission.

About NextPlat Corp

Nextplat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales of products, net	$12,263	$14,030	$25,345	$28,150
Revenues from services	977	2,959	2,420	6,332
Revenue, net	13,240	16,989	27,765	34,482

Cost of products	10,346	11,120	21,398	23,741
Cost of services	11	11	21	21
Cost of revenue	10,357	11,131	21,419	23,762

Gross profit	2,883	5,858	6,346	10,720

Operating expenses:
Selling, general and administrative	1,473	1,603	2,905	2,919
Salaries, wages and payroll taxes	2,549	3,452	5,264	6,815
Impairment loss	—	9,792	—	9,924
Professional fees	515	1,004	1,120	1,989
Depreciation and amortization	150	203	320	412
Intangible asset amortization	25	700	51	1,398
Total operating expenses	4,712	16,754	9,660	23,457

Loss before other (income) expense	(1,829)	(10,896)	(3,314)	(12,737)

Other (income) expense:
Loss (gain) on sale or disposal of property and equipment	163	—	163	(1)
Interest expense	15	19	33	41
Interest earned	(99)	(197)	(207)	(412)
Foreign currency exchange rate variance	(150)	5	(211)	31
Total other (income) expense	(71)	(173)	(222)	(341)

Loss before income taxes and non-controlling interest	(1,758)	(10,723)	(3,092)	(12,396)

Income taxes	(31)	(20)	(40)	(47)
Net loss	(1,789)	(10,743)	(3,132)	(12,443)

Net loss attributable to non-controlling interest	—	5,432	—	5,652
Net loss attributable to NextPlat Corp	$(1,789)	$(5,311)	$(3,132)	$(6,791)

Comprehensive loss:
Net loss	$(1,789)	$(10,743)	$(3,132)	$(12,443)
Foreign currency loss	(58)	(27)	(69)	(9)
Comprehensive loss	$(1,847)	$(10,770)	$(3,201)	$(12,452)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,789)	$(5,311)	$(3,132)	$(6,791)
Weighted number of common shares outstanding – basic and diluted	25,963	18,824	25,963	18,774

Basic and diluted loss per share	$(0.07)	$(0.28)	$(0.12)	$(0.36)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and par value)

(Unaudited)

	June 30, 2025	December 31, 2024
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$16,635	$19,960
Accounts receivable, net	3,153	4,895
Receivables - other, net	854	732
Inventory, net	5,215	4,881
Unbilled revenue	313	237
VAT receivable	371	371
Prepaid expenses	314	404
Total Current Assets	26,855	31,480

Property and equipment, net	2,839	3,407

Goodwill	156	156
Intangible assets, net	473	524
Operating right-of-use assets, net	623	812
Finance right-of-use assets, net	—	5
Deposits	87	94
Total Other Assets	1,339	1,591
Total Assets	$31,033	$36,478

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,213	$7,230
Contract liabilities	303	89
Notes payable	213	380
Due to related party	1	48
Operating lease liabilities	378	404
Finance lease liabilities	—	5
Income taxes payable	100	54
Total Current Liabilities	6,208	8,210

Long Term Liabilities:
Notes payable, net of current portion	943	1,032
Operating lease liabilities, net of current portion	274	438
Total Liabilities	7,425	9,680

Commitments and Contingencies	—	—

Equity
Common stock ($0.0001 par value; 50,000,000 shares authorized, 25,963,051 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	3	3
Additional paid-in capital	75,708	75,697
Accumulated deficit	(52,082)	(48,950)
Accumulated other comprehensive loss	(135)	(66)
Equity attributable to NextPlat Corp stockholders	23,494	26,684
Equity attributable to non-controlling interests	114	114
Total Equity	23,608	26,798

Total Liabilities and Equity	$31,033	$36,478